Exhibit 99.2

FSA Quarterly Letter

from Robert P. Cochran, Chairman and Chief Executive Officer

August 6, 2007

Though first-half originations lagged slightly behind those of the same period in 2006, we are optimistic about performance for 2007. The decrease in originations was primarily due to the length of time required to reach closings in our pipeline of international public infrastructure transactions, and we are seeing greater opportunities in our asset-backed business based on demand for our guaranty and widening credit spreads. Importantly, FSA has not been negatively affected by the crisis in the subprime mortgage-backed (RMBS) market, as we have consistently limited our direct participation to high-quality tranches of RMBS and had significantly cut back production in the poor cohort years of 2005 and 2006. In fact, the current situation has underscored the value of our Triple-A guaranty and should lead to attractive opportunities in the months ahead.

First-half present value (PV) originations totaled $415.4 million, down 2.3% from that of the same period in 2006, and operating earnings, which exclude fair-value adjustments for both investment-grade insured derivatives and economic interest rate hedges, rose 7.8% to $193.4 million.  Net income for the first six months was $148.0 million, a 38.3% decline from that of the first half of 2006, because of fair-value adjustments due primarily to widening credit spreads in super-senior credit default swaps (CDS) referencing pools of high-yield and investment-grade corporate names. In prior periods, we have had significant positive marks, which we have consistently excluded from operating income. The sum of these fluctuations is expected to return to zero when the contracts mature.

U.S. public finance: first-half municipal market volume up, but market remains highly competitive

Total issuance in the U.S. municipal bond market reached $230.3 billion, 28% higher than for the last year’s first half, largely due to refundings. However, the pace of refundings slowed late in the second quarter due to an increase in interest rates. Insurance penetration during the first half was approximately 48%, compared with 50% in last year’s first half. We insured approximately 22% of the par amount of insured new municipal bond issues sold year-to-date.

FSA originated an insured gross par amount of $26.3 billion of U.S. municipal bonds in the first half of 2007, an increase of 30.1% over that of the comparable period last year. This generated $151.4 million of PV premiums, which represents a decrease of 9.1% from the first-half result last year. The decrease was due primarily to our focus on higher-quality core sectors. While this remains a challenging market, we expect to hold our own and see strong potential in the project finance sector.

International public finance: lower volume for first half but a strong pipeline going forward

In international public finance, first-half gross par insured was $2.6 billion, and PV premiums totaled $55.7 million, decreases of 42.5% and 59.8%, respectively.  This is a business that demands patience, as originations tend to be lumpy based on the lengthy process required to close these transactions.

With respect to the high-profile difficulties of Metronet, the London Underground Infrastructure Company that recently filed for PPP Administration, we do not expect to have an immediate policy claim or a material loss on the FSA-insured bonds.  FSA insures two series of bonds — £185 million gross (£90 million net) index-linked senior secured Metronet Rail BCV Finance plc and £350 million gross (£170 million net) fixed rate senior secured Metronet Rail SSL Finance plc.  The debt was issued to finance the operation, maintenance and initial phase of asset upgrades to part of the London Underground.

The transactions have substantial liquidity resources to meet current debt service, and under the applicable service contracts, insured debt holders and bond insurers benefit from an “underpinned amount” generally providing that 95% of insured debt will be supported by London Underground Limited if Metronet is unable to meet its obligations.

U.S. asset-backed business: strong momentum continued through second quarter

First-half U.S. asset-backed gross par insured was $22.3 billion, an increase of 68.7% over last year’s comparable period, and PV premiums were $129.0 million, an increase of 142.9%. The business was primarily focused on the pooled corporate and residential mortgage-backed sectors, where we found opportunities to insure high-quality transactions at attractive pricing levels in the widening spread environment. (New mortgage-backed originations in the second quarter included Triple-A tranches of prime and subprime mortgage securitizations, net interest margin securitizations and home equity line of credit securitizations.) Additionally, transactions closed year-to-date had longer average lives, which should contribute to the stability of future earnings.

Further detail on our exposure to the subprime mortgage sector: our total net par exposure directly to the U.S. subprime residential mortgage market was $4.2 billion at June 30, 2007, representing 1.1% of FSA’s total net par outstanding. The insured portfolio is performing well. (A fuller discussion of our subprime market exposure, including exposure through a small par amount of insured collateralized debt obligations and through the financial products business and our investment portfolio, is available on our web site, www.fsa.com.)

International asset-backed market: business continues to be focused primarily on pooled corporate transactions

For the first half, FSA insured a gross par amount of $4.6 billion of international asset-backed transactions, a 6.2% decline from that of the comparable period last year.  This generated $29.8 million of PV premiums, an increase of 119.5% half over half. As in the United States, FSA found more attractively priced pooled corporate obligations with generally longer average lives.

We also guaranteed a number of transactions across the asset-backed spectrum in diverse geographic areas.

Financial Products: a good contribution to earnings

In the financial products (FP) segment, PV net interest margin (NIM) originated declined 6.9% to $49.5 million for the first half of 2007 versus the same period last year. The decline in PV NIM primarily reflected new investments in Triple-A mortgage securities with shorter average lives, which reduced portfolio risk.  FP segment NIM for the first half of 2007 was $50.4 million.

S&P issues confirmation of FSA’s Triple-A financial strength

In mid-June, S&P issued its latest report affirming FSA’s Triple-A claims-paying rating based on our “conservative underwriting and risk-management standards,” which have “led to an insured book of business with a below-average risk profile.” The report goes on to note that “capital resources when measured against this risk are strong” and that “with respect to the volatility in the subprime mortgage market, FSA has done a solid job of managing this risk.”  (The report is available on our web site.)

Prospects going forward

With balanced capabilities across our markets and a strong capital base, we are in a good position to take advantage of expanding opportunities in a changing credit market. As we see where all of this leads, we will continue to adhere to conservative underwriting standards. Our priorities remain the same: to maintain the strongest Triple-A ratings, create value for issuers and investors and achieve attractive financial results for our shareholders.

Sincerely,

Robert P. Cochran

Please refer to the accompanying earnings release for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written.  This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects.  Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements.  Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  Forward-looking statements in this letter are expressly qualified by all such factors.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.